UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): January 3, 2019

BioTime, Inc.

(Exact name of registrant as specified in its charter)

California	1-12830	94-3127919
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1010 Atlantic Avenue

Suite 102

Alameda, California 94501

(Address of principal executive offices)

(510) 521-3390

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 4, 2019, BioTime, Inc. (the “Company”) announced that Brandi Roberts will be appointed Chief Financial Officer and Senior Vice President, Finance of the Company, effective January 7, 2019. In this capacity, Ms. Roberts will serve as the Company’s principal financial and accounting officer. Ms. Roberts, 45, previously served as Chief Financial Officer of REVA Medical, Inc. from August 2017 until December 2018. From March 2011 through August 2017, Ms. Roberts served in various roles at Mast Therapeutics, Inc., including Chief Financial Officer from January 2013 to April 2017 and Senior Vice President, Finance, from March 2011 to January 2013. Previously, Ms. Roberts held senior positions at Alphatec Holdings, Inc., Artes Medical, Inc., Stratagene California and Pfizer Inc. Ms. Roberts is a certified public accountant with the State of California and received her B.S. in Business Administration from the University of Arizona and her M.B.A. from the University of San Diego.

In connection with Ms. Robert’s appointment as Chief Financial Officer, Ms. Roberts will enter into an employment agreement with the Company effective January 7, 2019. Pursuant to the employment agreement, Ms. Roberts will be paid an annual base salary of $381,924 and will receive a one-time sign-on bonus of $50,000. Ms. Roberts will also receive an initial equity award of options to purchase 500,000 shares of the Company’s common stock and an additional award of options to purchase 150,000 shares of the Company’s common stock in June 2019. 25% of the shares underlying these options will vest on the first anniversary of each grant date and the remainder will vest in 36 equal monthly installments thereafter, subject to Ms. Robert’s continued employment with the Company on each such date and the terms and provisions of the Company’s 2012 Equity Incentive Plan. Ms. Roberts is entitled to the standard benefits available to the Company’s employees generally, including health insurance. For each year of Ms. Robert’s employment with the Company, Ms. Roberts will be eligible to receive a discretionary annual bonus up to 40% of her annual base salary.

In addition to the benefits set forth above, and as detailed in her employment agreement, if Ms. Robert’s employment is terminated without cause, then she may be eligible for certain severance payments including the payment of either three months’ base salary (if terminated before January 7, 2020) or nine months’ base salary (if terminated after January 7, 2020), her prorated annual bonus amount and the payment of six months of health insurance premiums pursuant to the Company’s group health insurance plans as provided pursuant to the Consolidated Omnibus Budget Reconciliation Act. If Ms. Roberts resigns for any reason, then she will only be eligible to receive all accrued and unpaid salary earned prior to her resignation as well as accrued vacation or paid time off. In addition, if Ms. Robert’s employment is terminated without cause or she resigns for good reason within 12 months following a change of control, then she is entitled to the acceleration of 50% of all outstanding equity awards (if termination occurs before January 7, 2020) or all outstanding equity awards (if termination occurs after January 7, 2020), in either case in addition to amounts set forth above.

The foregoing description of Ms. Robert’s employment agreement does not purport to be complete and is qualified in its entirety by reference to the employment agreement, a copy of which the Company expects to file as an exhibit to its Annual Report on Form 10-K for the fiscal year ended December 31, 2018.

There are no arrangements or understandings between Ms. Roberts and any other person pursuant to which she was selected as an officer of the Company, and there is no family relationship between Ms. Roberts and any of the Company’s other directors or executive officers. Ms. Roberts is not a party to any current or proposed transaction with the Company for which disclosure is required under Item 404(a) of Regulation S-K.

Effective January 3, 2019, Russell Skibsted ceased being the Company’s Chief Financial Officer pursuant to a separation and release agreement between Mr. Skibsted and the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIOTIME, INC.

Date: January 4, 2019	By	/s/ Brian M. Culley
Chief Executive Officer